Exhibit 5
(212) 407-4827



			  July 27, 1994






Chris-Craft Industries, Inc.
767 Fifth Avenue, 46th Floor
New York, New York 10054

Dear Sirs:

	  We refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, being filed by Chris-Craft Industries, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission, relating to 2,500,000 shares and 300,000 shares, respectively, of the Company's common stock issuable upon the exercise of options that the Company may grant to employees of the Company pursuant to the Company's 1994 Management Incentive Plan and the 1994 Director Stock Option Plan (the "Plans").

	  We have examined the Plans, originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

	  Based on our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that the issuance of the Common Stock has been validly authorized, and the Common Stock when issued and paid for in the manner contemplated in the Plans, will be legally issued, fully paid and nonassessable provided, however, that the payment therefor is in any event not less than the par value of the shares of Common Stock so issued.

	  We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement.

			      Very truly yours,

			      LOEB AND LOEB


ACS30048.ASC